STOCK OPTION AGREEMENT

            AGREEMENT, dated as of April 16, 1998, between FRANKLIN ELECTRONIC PUBLISHERS, INC. (the "Company"), a Pennsylvania corporation, and H. ANDREW CROSS ("Optionee").

            WHEREAS, in accordance with Section 8 of the employment letter (the "Employment Letter) dated March 25, 1998, between the Company and Optionee, the Company has agreed to grant to Optionee an option to purchase shares of common stock, no par value (the "Common Stock"), of the Company.

            NOW, THEREFORE, the parties hereby agree as follows:

            1. Subject to the terms and conditions set forth in this Agreement, the Company grants to Optionee an option (the "Option") to purchase from the Company all or any part of an aggregate of 35,000 shares (the "Optioned Shares") of Common Stock.

            2. The purchase price per share shall be $3.50 (the "Option Price").

            3. Optionee may, with the prior approval of the Board of Directors of the Company (the "Board"), transfer for no consideration the Option to or for the benefit of the Optionee's Immediate Family, a trust for the exclusive benefit of Optionee and/or Optionee's Immediate Family or to a partnership or limited liability company for Optionee and/or one or more members of the Optionee's Immediate Family, subject to such limits as the Board may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The term "Immediate Family" shall mean the Optionee's spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren and any of their respective spouses.

            4. The Option, subject to the condition that it shall not be exercised after April 16, 2003, shall vest and become exercisable in 12 equal installments on a monthly basis commencing on April 16, 1998. In the event that at any time prior to April 16, 1999, (a) Optionee's employment with the Company is terminated by the Company "without cause, " (b) Optionee terminates his employment with the Company for "good reason" or (c) there is a "change of control" of the Company, the Option shall immediately vest and become fully exercisable. For purposes of this Agreement, (i) "cause" shall mean a willful act of dishonesty, fraud or gross negligence (after notice and a reasonable opportunity to cure), (ii) "good reason" shall be employee-initiated separation due to reduction in responsibilities, change in reporting relationship, a reduction in the bonus or other compensation or benefits payable to Optionee under the Employment Agreement (or a material adverse change in the terms or conditions on which such bonus or other compensation or benefits are payable), the Company's failure to pay Optionee any amounts otherwise vested and due under the Employment Agreement or under any plan or policy of the Company (after notice and a reasonable opportunity to cure), the Company's failure to elect Optionee to the Board, any material breach by the Company of the

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terms of the Employment Letter that remains uncured after notice to the Company and after a reasonable opportunity to cure, or relocation of job more than 50 miles driving distance from the current location and (iii) "change of control" shall have the meaning set forth in Exhibit A annexed hereto. Subject to the foregoing, any exercise of the Option may be either in whole at any time or in part at any time and from time to time.

            5. Optionee shall not be deemed to be the holder of any of the Optioned Shares unless and until a certificate for such Shares shall have been issued. Nothing contained in this Agreement shall be deemed to confer upon Optionee the right to vote or to consent, or to receive notice as a shareholder, in respect of meetings of shareholders for the election of directors of the Company or any other matters or any other rights whatsoever as a shareholder of the Company. No dividends or rights shall be payable or accrued in respect of the Option or the Optioned Shares until, and only to the extent, that this Option shall have been exercised.

            6. Upon payment of the purchase price therefor, the Optioned Shares issued upon exercise of the Option shall be fully paid and nonassessable except as otherwise provided in the Business Corporation Law of 1988 of the Commonwealth of Pennsylvania.

      A. 7. (a) In order to exercise the Option, Optionee shall deliver to the Company written notice of intent to exercise the Option, in form and substance satisfactory to the Company, specifying the number of Optioned Shares with respect to which the Option is being exercised, and accompanied by payment to the Company of the Option Price for the Shares so specified. Payment shall be made by certified check, payable to the order of the Company; provided, however, that all or any portion of such payment may be made in kind by the delivery of shares of the Common Stock which have been owned by Optionee for a minimum period of six months having a fair market value on the date of delivery equal to the portion of the Option Price so paid; provided, further, however, that, subject to the requirements of Regulation T (as in effect from time to time) promulgated under the Securities Exchange Act of 1934, as amended, the Board may implement procedures to allow a broker chosen by Optionee to make payment of all or any portion of the option price payable upon the exercise of the Option and to receive, on behalf of Optionee, all or any portion of the Optioned Shares issuable upon such exercise. The Company shall cause the certificates representing the Optioned Shares to be issued upon such exercise to be issued as promptly as practicable upon receipt of such payment.

            (b) Certificates representing the Optioned Shares issued upon exercise of the Option shall bear the following legend:

      "The securities represented by this certificate have not been registered under the Securities Act of 1933. Such securities may not be sold or transferred except pursuant to a registration statement under such Act, which is effective and current with respect to such securities, or upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company that such sale or transfer is exempt from the registration requirements of such Act."

            8. The Company shall, at all times until the expiration of the Option, reserve for issuance and delivery upon exercise thereof, the number of Optioned Shares that the Company would be required to issue and deliver upon such exercise.


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            9. In the event that a dividend shall be declared upon the Common
Stock payable in shares of Common Stock, the Optioned Shares shall be adjusted by adding to such Shares the number of shares which would be distributable thereon if such Shares had been outstanding on the date fixed for determining the stockholders entitled to receive such stock dividend. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, sale of assets, merger or consolidation, whether or not the Company is the surviving corporation, then there shall be substituted for the Optioned Shares the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed, or for which each such Share shall be exchanged. In the event that there shall be any change, other than as specified in this paragraph 9, in the number or kind of outstanding shares of Common Stock, or of any stock or other securities into which the Common Stock shall have been changed, or for which it shall have been exchanged, then, if the Board shall, in its sole discretion, determine that such change equitably requires an adjustment in the number or kind of shares subject to the Option, such adjustment shall be made by the Board and shall be effective and binding for all purposes of the Option. In the case of any such substitution or adjustment as provided for in this paragraph 9, the Option Price for each Optioned Share shall be the Option Price for all shares of stock or other securities which shall have been substituted for such Optioned Share or to which such Optioned Share shall have been adjusted in accordance with the provisions of this paragraph 9. No adjustment or substitution provided for in this paragraph 9 shall require the Company to sell a fractional share. In the event of the dissolution or liquidation of the Company, or a merger in which the Company is not the surviving corporation, the Option shall terminate.

            10. The existence of the Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

            11. By acceptance hereof, Optionee represents and warrants that the Option is being acquired by Optionee solely for his own account and not with a view to, or for sale in connection with, the distribution thereof. The Optioned Shares to be purchased upon exercise of the Option shall be registered by the Company under the Securities Act of 1933 on a Registration Statement on Form S-8 as promptly as reasonably practicable following the date of this Agreement. Optionee shall not attempt to dispose of any or all of the Optioned Shares unless and until they have been validly registered under said Act or the Company has determined, based on an opinion of counsel reasonably satisfactory to the Company, that the intended disposition is exempt from the registration requirements of said Act.

            12. In the event Optionee's employment or service with the Company terminates by reason of death, retirement on or subsequent to his or her 65th birthday or permanent disability, the Option shall become immediately exercisable in full. In the event Optionee leaves the employ or service of the Company for any reason, whether voluntarily or otherwise, other than by reason of death, the Option shall, to the extent it is exercisable on the


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date of such termination of employment or service, terminate upon the earlier to occur of (a) the expiration of two years after such termination of employment or service or (b) April 16, 2003, provided, however, that in the event in which Optionee dies subsequent to leaving the employ or service of the Company, the Option shall terminate upon the earlier to occur of (i) the expiration of six months after the date of such death, or (ii) April 16, 2003 . In the event Optionee's employment or service with the Company terminates by reason of death, the Option shall terminate upon the earlier to occur of (i) the expiration of six months after the date of such death or permanent disability or (ii) April
16, 2003.

            13. As a condition of the granting of the Option, Optionee agrees that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Board, in its sole discretion, and that any interpretations by the Board of the terms of this Agreement shall be final, binding and conclusive.

            14. All notices provided for in the Option shall be in writing and shall be given when personally delivered or sent by registered or certified mail, return receipt requested; if intended for the Company, shall be addressed to it, attention of its General Counsel, at Franklin Electronic Publishers, Inc., 1 Franklin Plaza, Burlington, New Jersey 08016, or at such other address of which the Company shall have given notice to Optionee in the manner herein provided; and if intended for Optionee, shall be addressed to him at the address set forth in handwriting below, or at such other address of which Optionee shall have given notice to the Company in the manner herein provided.

            15. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey applicable to contracts made and to be performed wholly within said State without giving effect to the conflict of laws principles thereof.

            IN WITNESS WHEREOF, the Company and Optionee have duly executed this Agreement as of the date first above written.

                                    FRANKLIN ELECTRONIC PUBLISHERS, INC.


                                    By /s/
                                       -------------------------------------
                                       Title:

AGREED TO:

/s/ H. Andrew Cross
---------------------------
H. Andrew Cross


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                                    EXHIBIT A

      "Change of control" means (i) the accumulation by a party (other than Bermuda Trust Co. Ltd. as trustee for the Lord Jim Trust), or parties acting as a group, of more than twenty percent (20%) or more of the shares of the common stock of the Company; (ii) a merger or consolidation of the Company in which the Company does not survive as an independent public company; (iii) a sale of all or substantially all of the assets of the Company; (iv) a merger or consolidation of the Company in which the Company survives as an independent public company if the shareholders of the Company immediately prior to such merger or consolidation own less than 50% of either the then-outstanding shares of stock of such surviving company or the combined voting power of the then-outstanding securities of such surviving company; (v) if during any period of 24 consecutive months the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24 month period shall be deemed to have satisfied such 24 month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24 month period) or by prior operation of this clause (v); or (vi) the approval by Franklin's shareholders or Board of Directors of a liquidation or dissolution of the Company.